Exhibit 23.1

Crowe Horwath LLP Independent Member Crowe Horwath International

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-195107 on Form S-8 of Installed Building Products, Inc. of our report dated October 18, 2016 on the combined financial statements of Trilok Industries, Inc. and Affiliated Companies, which is included in this Current Report on Form 8-K/A.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

March 16, 2017